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                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                           WESTAMERICA BANCORPORATION


                               ARTICLE I.  Name.
                                           ----

     The name of the Corporation is WESTAMERICA BANCORPORATION.


                             ARTICLE II.  Purpose.
                                          -------

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.


                             ARTICLE III.  Capital.
                                           -------

     1.  Capitalization.  This corporation is authorized to issue three classes
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of shares designated "Common Stock," "Class B Common Stock" and "Preferred
Stock," respectively. The number of shares of Common Stock authorized to be issued is 20,000,000, the number of shares of Class B Common Stock authorized to be issued is 1,000,000, and the number of shares of Preferred Stock authorized to be issued is 1,000,000. Upon the effectiveness of this Amendment to read as herein set forth, each outstanding share of Common Stock is split and converted into (2) two shares of Common Stock. The Board of Directors may determine, fix, alter, or revoke by resolution the rights, preferences, privileges, and restrictions of any wholly unissued class or series of shares other than the Common Stock, and the series designation and number of shares to constitute any series (which number may thereafter in the same manner be increased or decreased, but not below the number of shares of such series then outstanding), and a certificate of determination shall then be filed with the California Secretary of State.

     2.  Voting Rights.  Each holder of Common Stock shall be entitled to vote
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on all matters one vote for each share of Common Stock held by him, provided, that in all elections of Directors, each holder of Common Stock shall have the right to vote the votes allocated to the number of shares owned by him for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as the number of Directors to be elected multiplied by the number of votes allocable to his shares shall equal, or to distribute such votes on the same principle among as many candidates as he shall think fit. Except as otherwise provided by law or by the Board

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of Directors pursuant to the provisions of paragraph 1 of this Article III, the holders of Class B Common Stock or Preferred Stock, or any series thereof, shall have no voting rights.


                    ARTICLE IV.  Amended Corporations Code.
                                 -------------------------

     This Corporation elects to be governed by all of the provisions of the General Corporation Law effective January 1, 1977, not otherwise applicable to it under Chapter 23 thereof.


             ARTICLE V.  Special Shareholder Approval Requirements.
                         -----------------------------------------

     1.  Definition of "Interested Person."  For purposes of this Article,
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"Interested Person" means a person, firm, corporation, or other entity which is the beneficial owner of at least ten (10%) percent of the outstanding shares of this Corporation's Common Stock.

     2.  Greater Than Majority Vote Required For Certain Corporate Actions
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Involving Interested Persons.  Subject to the exceptions set forth in Section 3
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below, the affirmative vote of eighty (80%) percent of the outstanding shares of this Corporation's Common Stock will be required to authorize any of the following transactions between this Corporation and an Interested Person:

          a.  a merger or consolidation with an Interested Person; or

          b. the sale or other disposition by this Corporation of all or any substantial part of its assets to an Interested Person; or

          c. the purchase or other acquisition by this Corporation of all or any substantial part of the assets of an Interested Person; or

          d. any other transaction with an Interested Person which requires the approval of this Corporation's shareholders under the California Corporations Code.

     3.   Exceptions to Special Approval Requirements.  The special approval
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requirements set forth in Section 2 above shall be inapplicable in the following cases:

          a. the transaction was approved by the Board of Directors of this Corporation prior to the time that the person, firm, corporation, or other entity became an Interested Person; or

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          b.  the transaction was approved by the Board of Directors of this
     Corporation after the time that the person, firm, corporation, or other entity became an Interested Person where both of the following conditions have been fulfilled:

               (1) a majority of the directors at the time that the person, firm, corporation, or other entity became an Interested Person voted in favor of the transaction; and

               (2) in such transaction the cash, or fair market value of other consideration as valued by the Board of Directors of this Corporation as of the date of its approval of the transaction, to be received by the shareholders of this Corporation is not less per share than the highest price per share (including brokerage commissions and/or soliciting dealers' fees) paid by the Interested Person for any shares of the same class of stock in this Corporation from the time that the Interested Person had obtained a beneficial ownership in excess of five (5%) percent of the outstanding shares of this Corporation's Common Stock.


                       ARTICLE VI.  Director Liability.
                                    ------------------

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                        ARTICLE VII.  Indemnification.
                                      ---------------

     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject to the applicable limits as set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders. The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code provided that, in cases where the Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

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                  ARTICLE VIII.  Effect of Future Amendments.
                                 ---------------------------

          Any repeal or modification of the foregoing provisions of Articles VI or VII by the shareholders of this Corporation shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such repeal or modification.

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